                                                                    Exhibit 3.41

                            CERTIFICATE OF AMENDMENT
                          TO THE RESTATED CERTIFICATE
                                OF INCORPORATION
                       OF WESTERN PUBLISHING GROUP, INC.

                  WESTERN PUBLISHING GROUP, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (hereinafter, the "Corporation"), DOES HEREBY CERTIFY as follows:

                  FIRST: That the Board of Directors of the Corporation duly and validly adopted a resolution proposing and declaring advisable the following amendment to the Restated Certificate of Incorporation:

                  RESOLVED, that Article Fourth of the Restated Certificate of Incorporation of the Corporation be amended by deleting the present provisions thereof and inserting the following in lieu thereof:

                  "Fourth: The Corporation shall have the authority to issue 40,100,000 shares, consisting of 40,000,000 shares of common stock, par value $0.01, and 100,000 shares of preferred stock, without par value. The Board of Directors may authorize the issuance from time to time of preferred stock in one or more series and with such designations, preferences, relative, participating, optional and other special rights, and qualifications, limitations or restrictions (which may differ with respect to each series) as the Board may fix by resolution."

                  SECOND: That such amendment to the Restated Certificate of Incorporation was duly adopted in accordance with the applicable provisions of
Section 242 of the General Corporation Law of the State of Delaware.

                  IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed on its behalf by Richard A. Bernstein, the Chairman of the Board and Chief Executive Officer of the Corporation, on this 23 day of January, 1996.

                                   WESTERN PUBLISHING GROUP, INC.

                                   By: /s/ Richard A. Bernstein
                                   Name: Richard A. Bernstein
                                   Title: Chairman and Chief Executive Officer